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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                 PACIFIC REHABILITATION & SPORTS MEDICINE, INC.

                           (Name of Subject Company)


                            HORIZON PRSM CORPORATION
                       HORIZON/CMS HEALTHCARE CORPORATION
                                   (Bidders)


                    COMMON STOCK, PAR VALUE $0.01 PER SHARE

                         (Title of Class of Securities)

                                  694926 10 6

                     (CUSIP Number of Class of Securities)

                            ------------------------

                                  SCOT SAUDER
                        Vice President of Legal Affairs,
                         Secretary and General Counsel
                       Horizon/CMS Healthcare Corporation
                    6001 Indian School Road, N.E., Suite 530
                             Albuquerque, NM 87110
                                 (505) 881-4961
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                    and Communications on Behalf of Bidder)

                                    Copy to:


                                JAMES H. WILSON
                             Vinson & Elkins L.L.P.
                             2300 First City Tower
                                  1001 Fannin
                           Houston, Texas 77002-6760
                                 (713) 758-2222


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CUSIP No. 694926 10 6                14D-1

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(1) Name of reporting person....................................................
                                                              Horizon PRSM
    Corporation

   S.S. or I.R.S. Identification No. of above person............................
85-0446446

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(2) Check the appropriate box if a member of a group
    (see instructions):

    (a) / /

    (b) / /

--------------------------------------------------------------------------------

(3) SEC use only

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(4) Sources of funds (see instructions)
    BK

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(5) Check box if disclosure of legal proceedings is required pursuant to Items
    2(e) or 2(f):  / /

--------------------------------------------------------------------------------

(6) Citizenship or place of organization
    Delaware

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(7) Aggregate amount beneficially owned by reporting person

    None

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(8) Check box if the aggregate amount in Row 7 excludes certain shares
    (see instructions) / /

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(9) Percent of class represented by amount in Row 7
    None

--------------------------------------------------------------------------------

(10) Type of reporting person (see instructions)
    CO

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                                       2

CUSIP No. 694926 10 6                14D-1

--------------------------------------------------------------------------------


(1) Name of reporting person....................................................
                                                     Horizon/CMS Healthcare
    Corporation



   S.S. or I.R.S. Identification No. of above person............................

93-1072052

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(2) Check the appropriate box if a member of a group
    (see instructions):

    (a) / /

    (b) / /

--------------------------------------------------------------------------------

(3) SEC use only

--------------------------------------------------------------------------------

(4) Sources of funds (see instructions)
    BK

--------------------------------------------------------------------------------

(5) Check box if disclosure of legal proceedings is required pursuant to Items 2(e) or 2(f): / /

--------------------------------------------------------------------------------

(6) Citizenship or place of organization
    Delaware

--------------------------------------------------------------------------------

(7) Aggregate amount beneficially owned by reporting person

    None

--------------------------------------------------------------------------------

(8) Check box if the aggregate amount in Row 7 excludes certain shares (see instructions) / /

--------------------------------------------------------------------------------

(9) Percent of class represented by amount in Row 7
    None

--------------------------------------------------------------------------------

(10) Type of reporting person (see instructions)
    CO

--------------------------------------------------------------------------------

CUSIP No. 694926 10 6                14D-1


    The sole purpose of this Amendment No. 1 is to amend the Statement originally filed by Horizon PRSM Corporation to add Horizon/CMS Healthcare Corporation as a co-bidder. No other changes or amendments to the information set forth in such Statement are to be effected hereby and such information is incorporated herein by reference for purposes of the certification set forth below.


                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date: December 9, 1996                          HORIZON PRSM CORPORATION

                                                By: /s/Scot Sauder
                                                   Scot Sauder
                                                   VICE PRESIDENT--LEGAL AFFAIRS

Date: December 9, 1996                          HORIZON/CMS HEALTHCARE CORPORATION

                                                By: /s/Scot Sauder
                                                   Scot Sauder
                                                   VICE PRESIDENT--LEGAL AFFAIRS
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